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                                                                   Exhibit 10.23

October 15, 2001


Zee Hakimoglu
2930 Garber Street
Berkeley, CA 94705


Dear Zee,

Oplink Communications, Inc. (the "Company") is pleased to offer you the position of Vice President of Product Line Management, reporting to Fred Fromm, President and CEO. The Company may change your position, duties and work location from time to time, as it deems necessary.

Base Salary and Benefits:

You will be paid an annual salary of US$200,000.00, payable on a biweekly basis. You will be eligible for the following standard Company benefits: Medical insurance, 401 (k) retirement savings plan, vacation, sick leave and holidays. Details about these benefits are provided in the Employee Handbook and plan summaries, available for your review. The Company may modify compensation and benefits from time to time, as it deems necessary.

Quarterly Sales Revenue Bonus:

You will also be eligible to receive sales revenue bonus based on the following scheme: $l,OOO.OO bonus per $1,000,000.00 sales revenue for sales revenue achievement within quarterly sales quota, and $1,500.00 bonus per $1,000,000.00 sales revenue for sales revenue achievement over quarterly sales quota.

This quarterly sales revenue bonus plan is in place through current fiscal year, ending on June 30,2002.

Stock Options

As equity compensation, you will be granted 500,000 optioned shares of Oplink' common stock which will be approved by the Company's Board of Directors. The exercise price of such shares shall be the fair market value of the stock on the grant date, as determined by the Company's Board of Directors. Any shares so purchased will be subject to vesting on the following terms: 25% at the first anniversary of your employment and @l/48 per month thereafter, fully at the end of four (4) years of continuous service.

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                                                                   Zee Hakimoglu
                                                                     Page 2 of 3


Acceleration of Vesting Following Change of Control and Termination without
Cause

In the event of a "Change of Control" (as defined below) or if you are terminated without a "Cause" (as defined below) within the first year of your employment with the Company, the vesting of one-fourth (1/4th) of your Option shall be accelerated immediately upon the Closing of the Change of Control or Termination without cause.

Definitions.

For purposes of this Employment Agreement, the following terms shall have the meanings set forth below.

     (1) "Cause" means the occurrence of any of the following: (i) theft, misappropriation or embezzlement of Company property by the employee, or falsification of any Company documents or records by the employee; or (ii) conviction (including any plea of guilty or nolo contendere) of any felony or other crime involving moral turpitude or dishonesty by the employee; or
     (iii) any material breach by the employee of any employment agreement between the employee and the Company, which breach is not cured pursuant to the terms of such agreement.

     (2) "Change of Control" means any one of the following transactions: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Terms of Employment.

     (1) Company Policies and Agreements.

     As a Company employee, you will be expected to abide by the Company's rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Employment, Confidential Information and Invention Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company. The Company may amend its rules and regulations at any time.

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                                                                   Zee Hakimoglu
                                                                     Page 3 of 3


     (2) Eligibility for Employment.

     As required by law, your employment with the Company is subject to satisfactory proof of your right to work in the United States.

Complete Agreement.

This Employment Letter Agreement, together with your Confidential Information and Invention Agreement and stock option agreements, forms the complete and exclusive statement of the terms of your employment agreement with the Company. The employment terms in this Employment Letter Agreement and the Confidential Information and Invention Agreement supersede any other prior or contemporaneous agreements or promises made to you by anyone, whether oral or written.

If you agree to the terms of this Employment Letter Agreement, please sign and date the attached copy of this Employment Letter Agreement and return that copy to me. This offer is valid until October 23, 2001. Your starting date should be not later than November 01, 200l.

     We hope that your expertise will be an important part of our continued effort to strive for excellence and greater success.

Very truly yours,



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Fred Fromm, President and CEO          Date


Agreed:



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Zee Hakimoglu                          Date